Exhibit 10.1

FINAL

May 4, 2018

Dear Tom:
Molina Healthcare, Inc. (herein after "the Company") is pleased to extend an offer of employment to you. Below is an outline of the proposed terms of your employment:

Position Title:	Chief Financial Officer

Health Plan:	Molina Healthcare, Inc.

Department:	MHI Executive Department

Start Date:	May 24, 2018

Employment Status:	Exempt, Full-Time

Base Salary:	$700,000 (on an annualized basis)

Short Term Incentive:	100% of Base Salary

You will be eligible to participate in the Company's Short Term Incentive Plan. The Company provides eligible employees with the opportunity to share in the Company's success through discretionary cash incentive awards when the Company's objectives and desired individual performance levels are met or exceeded. Your annual incentive opportunity will be targeted at 100% of your Base Salary. Your incentive for 2018 will be prorated based upon your Start Date. Payout under the 2018 Short Term Incentive Plan is based 70% on 2018 income before taxes, and 30% on discretion. Threshold bonus payments will be made for achievement at the 50% level of the metric, with maximum payout for achievement at 200% of the metric.

Long Term Incentive:

You will be eligible to receive a long term incentive award for the 2019 annual grant valued at $1,300,000 in the form and structure as other Named Executive Officers, as determined by the Company's Compensation Committee. The long term incentive award will be governed by the terms and conditions of the Company's Equity Incentive Plan and the respective long term incentive award agreements, which will be provided to you on or after the grant date. Historically, the grants have been awarded on an annual basis in March of each calendar year.

Sign-On Long Term Incentive Grant:

Effective as your Start Date, and based on the closing price of the Company's common stock on the Start Date, you will be granted equity compensation equal in value to $2,000,000 under the Company's 2018 Long Term Incentive Plan, which is based on a 60/40 allocation between Performance Based Restricted Stock Units (PBRSUs) and Restricted Stock. PBRSUs are subject to vesting based on the Company's cumulative net income for the three (3) year period ending December 31, 2020. Achievement of the maximum cumulative net income level will result in vesting at the 200% level, which represents the cap on achievement.  Key performance details will be shared at time of signing the PBRSU grant agreement. Restricted Stock is subject to vesting over a period of three (3) years from the date of grant, in equal one-third installments on each anniversary of the grant date. There will be no proration with regard to this grant.

Commuting Expenses:

The Company is in the process of developing an executive commuting policy and intends to maintain it as effective for at least one year.

Severance Benefits:

Your employment with the Company is "at will," and thus, either you or the Company may end our employment relationship with or without cause. However, in the event that the Company elects to terminate your employment without cause, you will be provided with a severance payment equal to twelve (12) times your monthly base salary.

If your employment is terminated without cause within twenty-four (24) months of a change of control of the Company, you would be eligible to receive certain severance benefits pursuant to the Company's Change in Control Severance Plan. Pursuant to such Plan, you would be entitled to receive two times (2x) your base salary, payment of your annual short-term incentive cash bonus (equal to the fiscal year target bonus opportunity) on a prorated basis based on the date of termination, full vesting of all unvested equity compensation, and continued health care, dental, and life insurance benefits under the Company's applicable benefits programs for twenty-four (24) months following the date of termination.

Benefits:

The Company will provide you a comprehensive benefits package including medical, dental, life and disability insurance options that will be made available to you effective the first day of the month following (30) consecutive days of employment, assuming all prerequisites are met.

Paid Time Off and Company Holidays:

In accordance with Company policy, you will be eligible for Paid Time Off (PTO) the first full pay period of employment. PTO accrues at 8.615 hours per pay period, which equates to 28 days per year. In addition, the Company observes eight full day and two half day scheduled holidays plus one floating holiday each year.

Life Insurance:

Life insurance, at two (2) times your annual salary up to a maximum of $1,000,000 is provided at no cost to you. Additional voluntary life insurance is also available at your expense. Short-term and Long-term disability insurance are provided at no cost to you. Any payments made will be offset by applicable state or federal disability benefits.

401(k) Enrollment:

Enrollment in the 401(k) is automatic and will begin the first of the month following the date on which you have both attained age 21 and completed 30 calendar days of employment with the Company. Initially, four (4) percent of your gross pay will be deducted and contributed to your 401(k) account. You may elect to decline enrollment or change the amount of your contribution. The Company intends to match 100% of your payroll contributions up to four (4) percent of your pay. Upon enrollment, vesting of the matched funds is immediate at 100%. Further information will be mailed to your home.

Additional Benefits:

Additional benefits include Employee Stock Purchase Plan, Health and Dependent Care Spending Accounts (Section 125), Employee Assistance Program, Credit Unions and Educational Reimbursement Program. Business expenses and auto mileage reimbursement programs are available according to policy.

Confidentiality:

This offer of employment shall be maintained as strictly confidential by you until it is publicly reported in a Form 8-K current report by the Company.

Contingency Terms:

Your offer of employment is contingent upon the verification of U.S. employment eligibility within three (3) days of hire as established by the Immigration Reform and Control Act of 1986. You will also need to provide a copy of any professional license, if applicable, and any other certifications you may hold prior to your Start Date.

Your offer is contingent upon the receipt of satisfactory work references and a satisfactory background check. These are standard requirements for all new employees, and are paid for by the Company. Receipt of unsatisfactory employment references or an unsatisfactory background check may result in withdrawal of this offer and/or immediate termination of employment.

In your work for the Company, the Company expects that you will not use or disclose any confidential information, including but not limited to, trade secrets, of any former employer or other person or entity to whom you have an obligation of confidentiality.  Rather, the Company expects that you will use only that information which is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry, or otherwise legally in the public domain, you have permission to use, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any confidential information, documents, or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that you have disclosed to the Company any contract or agreement that you have entered into, whether oral or in writing, that may restrict your activities on behalf of the Company.

During the period of employment, and for a period of one (1) year after termination of employment for any reason, with or without cause, you shall not, in recognizing the national scope of the Company's business, directly or indirectly, engage, or participate in or in any way render services or assistance to (including, without limitation, as an officer, director, employee, consultant, agent, lender or equity holder) any business that competes, directly or indirectly, with any product or service of the Company or any of its subsidiaries or affiliates within the United States of America. During the period of employment, and for a period of two (2) years after termination of employment for any reason, with or without cause, you shall not directly or indirectly, either alone or in concert with others, solicit, entice, or encourage Company employees (including but not limited to physician employees) to terminate employment with the Company to obtain employment with a competitor of the Company. This prohibition only applies to Company employees with whom you made contact or acquired information about during your employment with the Company.

Your employment with the Company, when commenced, is at-will and for an indefinite term. While we hope (and expect) that it will be a mutually rewarding relationship, employment termination does occur from time-to-time for a variety of business, personal, and performance circumstances. Because of this you should understand that your employment is on an at-will basis. This means that you and the Company are mutually free to end the relationship at any time for any reason. Under such a relationship the Company is not required to show cause, provide progressive discipline, give notice or follow any other procedure before employment separation, and likewise you may also end the employment relationship at any time for any reason.

This offer remains valid for five (5) business days from the date of this letter.

We look forward to you accepting our offer and being part of the Molina team.

Sincerely,

Molina Healthcare, Inc.

Agreed to and accepted by:	Thomas L. Tran

Signature:	/s/ Thomas L. Tran

Date:	May 9, 2018